Michael CExhibit 23(j) under Form N-1A
                                       Exhibit 23 under Item 601/Reg. S-K

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares and Institutional Service Shares Prospectuses of Federated U.S. Government Securities Fund: 2-5 Years and "Independent Auditors" in the Institutional Shares and Institutional Service Shares Statement of Additional Information for the Federated U.S Government Securities Fund: 2-5 Years and to the use of our report dated March 7, 2003, in Post Effective Amendment Number 36 to the Registration Statement (Form N-1A, No. 2-75769) of Federated U.S Government Securities Fund: 2-5 Years.


                                                ERNST & YOUNG LLP

Boston, Massachusetts
March 24, 2003